Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES CEO TRANSITION

Mark Behrman, Executive Vice President and CFO, named to CEO position

Cheryl Maguire, Vice President of Finance named CFO

OKLAHOMA CITY, OK — January 2, 2019 — LSB Industries, Inc. (NYSE:LXU) (“LSB” or the “Company”) today announced that Dan Greenwell elected not to enter into a new employment agreement and has stepped down from his role as Chairman and Chief Executive Officer. The Board of Directors has appointed Mark Behrman, LSB’s current Executive Vice President and Chief Financial Officer, to serve as the Company’s new President and Chief Executive Officer and join its Board of Directors, effective immediately.

Richard Roedel today was appointed Chairman of the Board of Directors. Additionally, Cheryl Maguire, LSB’s current Vice President of Finance, was promoted to Senior Vice President and Chief Financial Officer.

“We are pleased to welcome Mark and Cheryl into their new roles as CEO and CFO, respectively,” said Richard Roedel, LSB’s Chairman. “The Board of Directors has a strong focus on talent management, and the internal appointments of Mark and Cheryl demonstrate the strength of the existing team. We expect that the promotion of these two experienced company executives will help to ensure a smooth transition into these important leadership roles and drive the continued advancement of the Company’s initiatives to deliver improved financial performance through the increasing reliability of its chemical manufacturing facilities and the continued growth in product sales. Mark brought a wealth of experience when he joined LSB nearly five years ago and has been a critical part of the Company’s progress. He is a seasoned executive with excellent leadership skills, and has built strong relationships with LSB’s employees, customers and shareholders. Cheryl is highly regarded and has an extensive accounting and finance background. Both Mark and Cheryl have been extremely successful over the course of their careers, and they possess the commitment, vision and values to build on our solid foundation and to lead LSB Industries into the future.”

Mr. Roedel continued, “I want to thank Dan for his leadership over the past three years. He led many critical initiatives that have resulted in improved performance of the Company’s three facilities and have positioned LSB well for future improvement in profitability and cash flow. The Board appreciates the progress LSB Industries has made under Dan, and we wish him well in his future endeavors.”

“I’m excited to become LSB’s next CEO,” said Mr. Behrman. “The Company has good potential for profitable growth and I look forward to working with the Board and our talented and dedicated team to build on the solid foundation we have in place. We will continue to execute on our existing strategy to further enhance the value we provide to our customers and shareholders.”

Mr. Behrman continued, “I’ve worked closely with Cheryl for the past three years and am highly confident in her abilities as a talented finance professional with deep expertise and a strong commitment to operational excellence. I’m happy that the Board has endorsed this important promotion, and I look forward to a continued collaboration with Cheryl and other members of the senior leadership team.”

Mr. Behrman has been LSB’s Executive Vice President and Chief Financial Officer since June 2015. He joined LSB in April 2014 as Senior Vice President, Corporate Development. Mr. Behrman had more than 25 years of investment banking experience, prior to joining LSB, and started his career at Paine Webber, Inc. and Drexel Burnham Lambert, Inc. He has been involved with originating, structuring and financing many public and private equity and debt offerings, as well as numerous merger and acquisition and advisory assignments. His industry experience includes chemicals, manufacturing and distribution and business services, among others.

Ms. Maguire has been LSB’s Vice President of Finance since 2016. She joined LSB in November of 2015 as Vice President, Financial Planning and Accounting. She is a strong financial executive who knows the Company well, has worked side-by-side with Mr. Behrman, and is well known to the Board of Directors. As a Certified Public Accountant, Ms. Maguire has extensive experience living and working abroad for such global organizations as LyondellBasell, Petroplus and PricewaterhouseCoopers. She has strong experience in financial planning and analysis, external reporting and GAAP compliance.

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2017 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Investor Relations Contact: Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620 The Equity Group Inc.

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